UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       LARSEN, KEITH G.
       877 NORTH 8TH WEST
       RIVERTON, WY  82501
   USA
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       USEG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
    December 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
    $.01 Par Value Common S|N/A   |    | |NONE              |   |N/A        |1,774              |D     |                           |
tock                       |      |    | |                  |   |           |                   |      |                           |
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    $.01 Par Value Common S|N/A   |    | |NONE              |   |N/A        |8,820              |D(a)  |                           |
tock                       |      |    | |                  |   |           |                   |      |                           |
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    $.01 Par Value Common S|N/A   |    | |NONE              |   |N/A        |6,000              |I (b) |Custodian                  |
tock                       |      |    | |                  |   |           |                   |      |                           |
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    $.01 Par Value Common S|12/31/|A   | |3,984             |   |N/A        |35,438             |I (c) |ESOP Benef.                |
tock                       |02    |    | |                  |   |           |                   |      |                           |
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    $.01 Par Value Common S|12/31/|A   | |15,214            |   |N/A        |121,043            |I (d) |Relative's ESOP            |
tock                       |02    |    | |                  |   |           |                   |      |                           |
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    $.01 Par Value Common S|N/A   |    | |NONE              |   |N/A        |1,500              |I (e) |By Children                |
tock                       |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
 Stock Option (Right t|$2.875/s|N/A  |    | |           |   |12/04|09/25|Common Stock|34,782 |N/A    |34,782      |D  |            |
o Buy) (f)            |h       |     |    | |           |   |/98  |/08  |            |       |       |            |   |            |
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 Stock Option (Right t|$2.00/sh|N/A  |    | |           |   |12/04|09/25|Common Stock|52,718 |N/A    |52,718      |D  |            |
o Buy) (f)            |        |     |    | |           |   |/98  |/08  |            |       |       |            |   |            |
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 Stock Option (Right t|$2.40/sh|N/A  |    | |           |   |01/10|01/09|Common Stock|309,400|N/A    |309,400     |D  |            |
o Buy) (f)            |        |     |    | |           |   |/01  |/11  |            |       |       |            |   |            |
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 Stock Option (Right t|$3.90/sh|N/A  |    | |           |   |12/07|12/06|Common Stock|100,000|N/A    |100,000     |D  |            |
o Buy) (g)            |        |     |    | |           |   |/01  |/11  |            |       |       |            |   |            |
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 Stock Option (Right t|$2.25/sh|N/A  |    | |           |   |08/08|12/07|Common Stock|97,000 |N/A    |97,000      |D  |            |
o buy) (g)            |        |     |    | |           |   |/02  |/11  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Attachment to Form 4 dated April 9,
2003
(a) Consists of shares subject to forfeiture. The shares are deemed "earned out" by the Reporting Person: (i) if he is continuously employed by USEG until he retires; (ii) if he becomes disabled; (iii) upon his death, or (iv) if the shares are claimed within three years following the occurrence of (i), (ii) or
(iii).
(b) Consists of shares indirectly held by the Reporting Person as Custodian for his minor children under the
Wyoming Uniform Transfer to Minors Act. The Reporting Person disclaims beneficial and pecuniary interest in these
shares.
(c) Consists of shares held in the U.S. Energy Corp. Employee Stock Ownership Plan (the "ESOP") in an account established for the benefit of the Reporting Person. The transaction date (12/31/02) reflects USEG's fiscal year end date, which date is used to determine the total number of shares contributed to the ESOP, however, the individual contribution amounts are not available until after audit of the company's payroll.
(d) Consists of shares held in ESOP accounts established to benefit members of the Reporting Person's
"immediate family" as that term is defined in Rule 16a-1(e), in accordance with Rule 16a-8(b)(2). The transaction date (12/31/02) reflects USEG's fiscal year end date, which date is used to determine the total number of shares contributed to the ESOP, however, the individual contribution amounts are not available until after audit of the company's
payroll.
(e) Consists of shares held directly by three minor children of the Reporting Person.
(f) Stock options granted under the Issuer's 1998 Incentive Stock Option Plan, and exempt under Rule 16b-3.
(g) Stock options granted under the Issuer's 2001 Incentive Stock Option Plan, and exempt under Rule 16b-3.
 The Reporting Person disclaims beneficial and pecuniary interest in the shares reported under footnotes b, d and
e.
SIGNATURE OF REPORTING PERSON
    /s/    Keith G. Larsen
DATE
   April 9, 2003